AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 10th day of October, 1996, by and between VESTAR DEVELOPMENT CO., an Arizona corporation ("Purchaser"), and GLENDALE FASHION CENTER LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eleven Million Five Hundred Thousand And No/100 Dollars ($11,500,000.00) (the "Purchase Price"), that certain property commonly known as Glendale Fashion Center, Glendale, California legally described on Exhibit A attached hereto, including all easements benefiting the Property and all rights and appurtenances pertaining to the Property, including any right, title and interest in and to adjacent streets, alleys or rights of way (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property").

     2. PURCHASE PRICE. The Purchase Price shall be paid by Purchaser as follows:

          2.1. Upon the execution of this Agreement, the sum of Ten Thousand and No/100 Dollars ($10,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

          2.2. On or before the expiration of the "Inspection Period" (hereinafter defined), Purchaser shall deposit an additional Two Hundred Ninety Thousand and No/100 Dollars ($290,000.00) to be held in escrow by and in accordance with the provisions of the Escrow Agreement and upon the deposit of such sum all references to "Earnest Money" herein shall mean Three Hundred Thousand and No/100 Dollars ($300,000.00); and

          2.3. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

     3.   TITLE COMMITMENT AND SURVEY.

          3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Near North National Title Company, as agent for First American Title Company (hereinafter referred to as "Title Insurer") dated September 20, 1996 for the Property (the "Title Commitment"). Within five (5) days of the execution of the Agreement, Title Insurer will provide a closing protection letter acceptable to Purchaser from First American Title Company. For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes; (b) matters caused by the actions of Purchaser; and (c) the title exceptions set forth in Schedule B of the Title Commitment approved by Purchaser by written notice to Seller on or before the expiration of the "Inspection Period" (hereinafter defined), subject to the terms of Paragraph 3.3 herein. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment as approved shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser an ALTA extended owner's title policy in conformance with the approved Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller shall pay for the costs of a standard owner's Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

          3.2. Purchaser has received a survey of the Property prepared by Psomus & Associates dated November 17, 1994 (the "Existing Survey"). Seller shall pay for the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 21 days after the date hereof.

          3.3. Purchaser and Seller shall use good faith efforts to attempt to agree upon a definitive list of Permitted Exceptions on or before the expiration of the fourteen (14) day period following the delivery of Purchaser's notice contained in Paragraph 3.1. If the parties cannot agree upon a mutually acceptable list of Permitted Exceptions on or before the expiration of said fourteen (14) day period, then either party shall have the right to terminate this Agreement within ten (10) days following the expiration of said fourteen (14) day period. If either party terminates this Agreement in accordance with the terms of this Paragraph 3.3, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the Escrow by Purchaser, together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Seller and Purchaser shall split all other charges of the Title Insurer in connection with this transaction.

     5.   CONDITION OF TITLE.

          5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within ten (10) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

          5.2. Seller agrees to convey fee simple title to the Property to Purchaser by grant deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

     6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

          6.1. In the event of damage to the Property by fire or other casualty prior to the Closing Date, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof and Seller shall convey the Property to Purchaser at Closing subject to such damage and Seller shall retain all rights to the insurance proceeds.

          6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking shall include any portion of the Property other than a taking which constitutes a road widening which does not materially impair access to the Property or materially impair the use of the Property as a shopping center (hereinafter collectively referred to as a "Material Event"), Purchaser may:

               6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

               6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

          6.3. Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     7.   INSPECTION AND AS-IS CONDITION.

          7.1. During the period commencing on September 25, 1996 and ending at 5:00 p.m. Chicago time on November 8, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser (plus prospective tenants and other participants and their consultants) may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser at the time of the execution of this Agreement the following documents: copies of the most recent tax bills, utility account numbers, service contracts, land use or other documentation relating to the permissible use of the Property, if any, soils reports, if any, engineering reports, if any, and all existing or prospective leases respecting the Property, if any. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications and other site improvement information.

          All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser, with Seller's reasonable approval.

          Prior to commencing any such tests, studies and investigations, Purchaser and any party entering upon the Property shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

          If Purchaser is dissatisfied in its sole discretion with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

          7.2. Seller acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make only limited representations or warranties relating to the condition of the Property or the Personal Property as set forth in Paragraph 16. Except as set forth in Paragraph 16, Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except as set forth in Paragraph 16, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15

U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

          7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

          7.4. Seller has provided to Purchaser the following existing reports:
Phase I Environmental Site Assessment prepared by Environ Corporation dated May 8, 1995 and Specifications for the Asbestos Abatement Project prepared by
Encorp (collectively, the "Existing Report").   Seller makes no representation
or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

          7.5. Seller agrees to use good faith efforts to continue negotiations of that certain proposed ground lease with the City of Glendale, California as more further described in Exhibit J attached hereto for vacant land adjacent to the Property for the construction and use of a parking garage facility (the "Proposed Ground Lease"). Prior to the expiration of the Inspection Period, Seller shall have the right to negotiate modifications to the current form of the Proposed Ground Lease as long as Seller delivers written notice of such modifications to the Proposed Ground Lease at least five (5) days prior to the expiration of the Inspection Period. After the expiration of the Inspection Period and provided that Purchaser has not terminated the Agreement of Sale on or before the expiration of the Inspection Period, then Seller agrees not to make any further modifications to the Proposed Ground Lease without obtaining the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. If Purchaser does not notify Seller of its disapproval of modifications to the Proposed Ground Lease within five (5) days after its receipt of notice from Seller, the proposed modification shall be deemed approved by Purchaser. To the extent Seller executes a ground lease (the "Executed Ground Lease") on or before the Closing and provided that the Executed Ground Lease does not contain any modifications since the expiration of the Inspection Period which have not been approved by Purchaser or deemed approved by Purchaser in accordance with the terms herein, then Purchaser shall assume all the obligations contained in the Executed Ground Lease. In the event the Executed Ground Lease is entered into between Seller and the City of Glendale, California on or before the Closing, it shall be a condition to Seller's obligation to close the transaction that the City of Glendale release Seller from all liability arising from said Executed Ground Lease from and after the date of the Closing and it shall be a condition to Purchaser's obligation to close the transaction that either (a) the City of Glendale acknowledge in writing the effectiveness of the assignment of the Executed Ground Lease to Purchaser or (b) the Executed Ground Lease state that Purchaser is an approved assignee.

     8. CLOSING. The closing of this transaction (the "Closing") shall be on January 15, 1997 (the "Closing Date"), at the office of Title Insurer, Los Angeles, California at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in California. All closing and escrow fees shall be divided equally between the parties hereto except as set forth in Paragraph 4.

     9.   CLOSING DOCUMENTS.

          9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to the Title Insurer for Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and
9.2.8 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

          9.2. On the Closing Date, Seller shall deliver to Title Insurer the following for Purchaser:

               9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

               9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

               9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the "Retained Service Contracts" (hereinafter defined), if any;

               9.2.4. non-foreign affidavit (in the form of Exhibit I attached hereto);

               9.2.5. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy;

               9.2.6.  possession of the Property to Purchaser;

               9.2.7.  evidence of the termination of the management agreement;
and

               9.2.8. assignment and assumption of the Executed Ground Lease in form mutually agreeable to Purchaser and Seller and in conformance with the terms of Paragraph 7.5, to the extent there exists an Executed Ground Lease.

     10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON AND THE RIGHT TO RECEIVE FROM SELLER AN AMOUNT EQUAL TO THE ACTUAL THIRD PARTY COSTS INCURRED BY PURCHASER IN PERFORMING ITS DUE DILIGENCE REVIEW OF THE PROPERTY NOT TO EXCEED $300,000.00, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

     12.  PRORATIONS.

          12.1. Water and other utility charges; fuels; prepaid operating expenses benefitting the Property after Closing ; real and personal property taxes and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be the responsibility of Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below.

     13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any "Affiliate of Purchaser" (hereinafter defined), provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder. "Affiliate of Purchaser" shall mean any entity controlled by the shareholders of Purchaser and any entity which includes a managing member or managing general partner controlled by the shareholders of Purchaser. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or assignee is adjudicated as a bankrupt or insolvent, or assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

     15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Group ("Insignia") and CB Commercial Group ("CB") (Seller to pay a commission to Insignia and Insignia to pay a cooperating commission to CB). Purchaser shall have no responsibility for the payment of such commissions. Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia and CB (as a cooperating broker). The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

     16.  REPRESENTATIONS AND WARRANTIES.

          16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by John Powell (senior vice-president of The Balcor Company, head of asset management), James Mendelson (vice-president of Balcor Management Services, asset management) and Mike Conter (asset manager for the Property) (together referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

          16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall, subject to Paragraph 16.4, be remade at Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of (a) any uncured violation of any Environmental Law with respect to the Property or (b) any material violations of any other laws, ordinances, rules or regulations with respect to the Property; (iv) Seller has not received any presently effective or presently applicable notice on condemnation or exercise of eminent domain from any governmental or other agency; (v) the person executing this agreement on behalf of Seller is duly authorized to do so and thereby bind Seller thereto; (vi) Seller has taken all action necessary to authorize the execution, delivery and performance of this Agreement; (vii) the execution, delivery and performance of this Agreement by Seller does not and will not result in any violation of, or be in conflict with or constitute default under, any agreement, mortgage, deed of trust, indenture, credit extension agreement, license, security agreement or other instrument to which they are a party, or any judgment, decree, order, statute, rule or governmental regulation; (viii) the Property is free and clear of, and Seller has received no notice that the Property is subject to, any laborer, mechanic's or materialman's liens (either perfected or unperfected) or any claim, agreement, lien, mortgage, deed of trust, indenture, security agreement, encumbrance, easement, reservation, restriction, judgment or decree which is not or will not be set forth in the Title Commitment or an updated Title Commitment or which is not caused or created by Purchaser or Purchaser's agents; and (ix) there are no other contracts or agreements, oral or written, relating to the sale, exchange or transfer of the Property or any part thereof, or any unrecorded contracts, agreements, leases and/or tenancies of any kind affecting all or any portion of the Property, except for that certain month-to-month lease with Carnival Club of Glendale, Inc. which Seller has terminated effective January 5, 1997.

          16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

          16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

          16.5. The parties agree that the representations contained herein shall survive Closing for a period of six (6) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of six (6) months immediately following Closing).

     17. LIMITATION OF LIABILITY. Neither any partner of Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. Seller further agrees not to distribute $500,000.00 of the proceeds of the Purchase Price to its partners for the longer of (i) six (6) months after the Closing and (ii) final resolution of any claims by Purchaser and asserted in writing against Seller prior to the expiration of the six (6) months after the Closing in accordance with the terms of this Agreement ("Claims"); provided, however, that if any Claims are disputed by Seller, Seller shall have the right, by written notice to Purchaser, to require Purchaser to file suit in a court of competent jurisdiction within thirty (30) days after such notice to Purchaser, otherwise said notice with respect to the Claim in question shall no longer prevent Seller from distributing the proceeds.

     18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)
             and to:          Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

       TO PURCHASER:          Vestar Development Co.
                              2425 East Camelback Road
                              Suite 750
                              Phoenix, Arizona  85016
                              Attention:  Richard Kuhle
                              (602) 866-0900
                              (602) 955-2298 (FAX)

    and one copy to:          Vestar Development Co.
                              2425 East Camelback Road
                              Suite 750
                              Phoenix, Arizona  85016
                              Attention:  Allan Kasen
                              (602) 866-0900
                              (602) 955-2298 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the day personally delivered if received by 5:00 p.m. Chicago time, on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by personal delivery, registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     20. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute two (2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          (A)  Earnest Money;

          (B)  One (1) fully executed copy of this Agreement; and

          (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

     21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the California.

     22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     25. SUCCESSORS AND ASSIGNS. Subject to the terms of Paragraph 14 herein, the terms of this Agreement shall inure to the benefit of and bind Purchaser's and Seller's successors and assigns.

     26. FURTHER ASSURANCE. Each of Seller and Purchaser will execute, acknowledge and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. Nothing contained herein, however, shall require any of the parties hereto to make any material representations, warranties, or covenants to the other party(ies) or to incur any material financial obligation except as specifically set forth in this Agreement or as clearly contemplated by this Agreement.

     27. TAX REPORTING. For purposes of complying with Section 6045 of the IRC, as amended by Section 1521 of the IRC, Title Insurer shall be deemed the "person responsible for closing the transaction," and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-B, "Statement for Recipients of Proceeds From Estate, Broker and Barter Exchange Transactions."

     28. TIME PERIODS. Unless otherwise expressly provided herein, all periods for delivery or review and the like shall be determined on a "calendar"-day basis. If any date for performance, approval, delivery or Closing falls on a Saturday, Sunday or legal holiday (state or federal) in the State of California, the time therefor shall be extended to the next business day.

     29. SERVICE CONTRACTS. The parties acknowledge the existence of those service contracts affecting the Property as set forth on Exhibit H (the "Service Contracts"). Prior to the expiration of the Investigation Period, Purchaser shall notify Seller which of the Service Contracts Purchaser desires to assume at Closing (the "Retained Service Contracts") and Seller shall terminate all other Service Contracts as of the Closing.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              VESTAR DEVELOPMENT CO., an Arizona corporation


                              By:   /s/ Rick Kuhle
                                   -----------------------------------
                              Name:     Rick Kuhle
                                   -----------------------------------
                              Its:      Sr. Vice President
                                   -----------------------------------


                              SELLER:

                              GLENDALE FASHION CENTER LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Glendale Fashion Center Partners, Inc.,
                                   an Illinois corporation, its general partner


                              By:   /s/ James E. Mendelson
                                   ------------------------------------
                              Name:     James E. Mendelson
                                   ------------------------------------
                              Its:      Authorized Representative
                                   ------------------------------------

[Glendale Fashion Center]


_________________ of Insignia Mortgage & Investment Company ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement dated _________________, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Insignia Mortgage & Investment Company


                                   By:
                                        ----------------------------------

_____________________ of CB Commercial Group ("Cooperating Broker") executed this Agreement in its capacity as a cooperating real estate broker and acknowledges that the fee or commission due it from Insignia Mortgage & Investment Company as a result of the transaction described in this Agreement is as set forth in that certain Cooperating Agreement between Insignia Mortgage & Investment Company and CB Commercial Group (the "Cooperating Agreement"). Cooperating Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Cooperating Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Cooperating Broker from Insignia Mortgage & Investment Company and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller, Purchaser or Insignia Mortgage & Investment Company.

                                   CB Commercial Group


                                   By:
                                        -----------------------------------

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Non-Foreign Affidavit

J    -    Proposed Ground Lease